THIRD AMENDMENT TO OFFICE BUILDING LEASE

THIS THIRD AMENDMENT TO OFFICE BUILDING LEASE (“Third Amendment”) is made this 24th day of March, 2005, by and between PRIM ROCKVILLE PIKE, LLC, a Delaware limited liability company (“Landlord”) and EDGAR ONLINE, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, 11200 RP Associates L.P., Landlord's predecessor in interest, and Financial Insight Systems, Inc., Tenant’s predecessor in interest, entered into that certain Office Building Lease dated July 1, 1998, (the “Lease”) as amended by that certain First Amendment to Lease dated September 24, 1998 (the “First Amendment”), and as further amended by that certain Second Amendment to Office Building Lease dated August 11, 2000 (the “Second Amendment”), (the Lease, First Amendment, and Second Amendment are herein referred to collectively as the “Original Lease”), pursuant to which Tenant leased that certain premises on the third (3rd) floor of the building located at 11200 Rockville Pike, Rockville, Maryland (the “Building”), said premises consisting of Suite 310 (containing Ten Thousand Four Hundred Fourteen (10,414) rentable square feet (the “Suite 310 Premises”)) and Suite 330 (containing Three Thousand Seven Hundred Eighty (3,780) rentable square feet (the “Suite 330 Premises”)) containing in the aggregate Fourteen Thousand One Hundred Ninety-Four (14,194) rentable square feet (the Suite 310 Premises and the Suite 330 Premises are referred to collectively herein as the “Premises”);

WHEREAS, the Term of the Lease expires September 30, 2005; and

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) extend the Term of the Lease, and (ii) amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1.  Recitals.   The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.  Capitalized Terms.   Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Lease and this Third Amendment shall be known collectively as the “Lease”.

3.  Landlord and Tenant.

  a.   All references in the Lease to either of 11200 RP Associates L.P. or OTR, an Ohio general partnership, the duly authorized nominee of the State Teachers’ Retirement System of Ohio, as Landlord, shall instead apply to PRIM Rockville Pike, LLC, which acquired the Building.

  b.   All references in the Lease to Financial Insight Systems, Inc., as Tenant, shall instead apply to EDGAR Online, Inc., which acquired Financial Insight Systems, Inc.

4.   Renewal Term.   The Term of the Lease is hereby extended for approximately nine (9) years and eleven (11) months beyond September 30, 2005 (the currently scheduled expiration date of the Term), and shall instead expire on August 31, 2015, unless sooner terminated in accordance with the terms of the Lease or hereof. The period from January 1, 2005 (the “Early Renewal Date”) throughout the Term (as hereby amended), inclusively, is herein referred to as the “Renewal Term.” Effective as of the date hereof, Sections 4.10, 4.11 and 7.03 of the Lease are deleted in their entirety, and of no further force or effect.

5.  Base Rent.

  a.   Notwithstanding anything to the contrary contained in the Lease, from the Early Renewal Date and thereafter throughout the Renewal Term Tenant shall pay Base Annual Rent with respect to the Premises in equal monthly installments in accordance with Section 1.04 of the Lease in accordance with the following schedule:

Period	Annual Base Rent	Monthly Base Rent
01/01/05 - 12/31/05	$382,968.00	$31,914.00
01/01/06 - 12/31/06	$392,542.20	$32,711.85
01/01/07 - 12/31/07	$402,355.80	$33,529.65
01/01/08 - 12/31/08	$412,414.68	$34,367.89
01/01/09 - 12/31/09	$422,725.08	$35,227.09
01/01/10 - 12/31/10	$433,293.24	$36,107.77
01/01/11 - 12/31/11	$444,125.52	$37,010.46
01/01/12 - 12/31/12	$455,228.64	$37,935.72
01/01/13 - 12/31/13	$466,609.32	$38,884.11
01/01/14 - 12/31/14	$478,274.52	$39,856.21
01/01/15 - 08/31/15	$490,231.44*	$40,852.62
*annualized rate

b.  Notwithstanding the foregoing, (i) Base Rent and Parking Charges (as defined in Paragraph 6(b) of this Third Amendment) for the month of July, 2005, and (ii) one-half of the Base Rent and one-half of the Parking Charges for the months of August, September, October and November, 2005 shall be abated (collectively, the "Rent Abatement"). No other amounts due to Landlord under this Lease other than the Base Rent and Parking Charges referenced above shall be abated, except as expressly provided herein. In the event Tenant defaults hereunder and fails to cure such default within any applicable notice or cure period, Tenant shall not be entitled to any further abatement of Base Rent and Parking Charges and all Base Rent and Parking Charges previously abated shall be immediately paid by Tenant to Landlord.

c.  Upon Execution of this Third Amendment, Tenant shall deliver to Landlord the sum of Thirty-One Thousand Nine Hundred Fourteen and 00/100 Dollars ($31,914.00), which amount shall be applied to the installment of monthly Base Rent payable with respect to the month of January, 2005.

6.   Parking.

a.   As of the Early Renewal Date, Section 4.01(A) of the Lease is deleted in its entirety and the following new Section 4.01(A) is substitute in place thereof:

“(A)   During the Renewal Term and subject to the rules and regulations attached to the Lease as Exhibit D, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.01(I) in the parking facility of the Project (the “Parking Facilities”) at the monthly rate applicable from time to time for monthly parking as set by Landlord and/or its licensee (collectively, the “Parking Rights”). As of the date hereof, the parking rate for such unreserved spaces is Seventy and 00/100 Dollars ($70.00) per month per space. Landlord may, in its sole discretion, assign tandem parking spaces to Tenant and designate the location of any reserved parking spaces. For purposes of this Lease, a “parking space” refers to the space in which one (1) motor vehicle is intended to park (e.g., a tandem parking stall includes two tandem parking spaces). Landlord reserves the right at any time to relocate Tenant's reserved and unreserved parking spaces. If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant's parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease. The monthly parking rate per parking space is subject to change by Landlord, in Landlord‘s sole discretion, upon five (5) days' prior written notice to Tenant. Monthly parking fees (in the aggregate with respect to Tenant’s parking spaces, the “Parking Charges”) shall be payable in advance prior to the first day of each calendar month. Visitor parking rates shall be determined by Landlord from time to time in Landlord's sole discretion. The parking rates charged to Tenant or Tenant’s visitors may not be the lowest parking rates charged by Landlord for the use of the parking facility. Notwithstanding anything to the contrary contained herein, any tax imposed on the privilege of occupying space in the parking facility, upon the revenues received by Landlord from the parking facility or upon the charges paid for the privilege of using the parking facility by any governmental or quasi-governmental entity may be added by Landlord to the monthly parking charges paid by Tenant at any time, or Landlord may require Tenant and other persons using the parking facility to pay said amounts directly to the taxing authority. Notwithstanding the foregoing, the monthly parking rates hereinabove described shall not increase in excess of five percent (5%) per year (on a cumulative basis) during the Renewal Term.

b.   As of the Early Renewal Date, Section 1.01(I) of the Lease is deleted in its entirety, and the following new Section 1.01(I) is inserted in place thereof:

“(I) “Parking Spaces” shall mean 2.5 parking spaces in the parking facility from time to time serving the Building for each 1,000 rentable square feet contained in the Premises, for use on an unreserved basis in common with other tenants of the Building.”

c.   Notwithstanding the foregoing and anything to the contrary set forth in the Lease, provided that (i) Tenant is not in default beyond any applicable notice and cure period, and (ii) Tenant is then leasing and occupying not less than Fourteen Thousand One Hundred Ninety-Four (14,194) rentable square feet of space in the Building, Tenant shall be entitled to the use (on an unreserved basis in common with other tenants of the Building, and otherwise in accordance with Section 4.01 of the Lease) Forty-Five (45) parking spaces in the parking facility from time to time serving the Building.

7.   Operating Expenses.

a.   As of the Early Renewal Date, the first full sentence of Section 3.01 of the Lease is deleted in its entirety, and the following sentence inserted in lieu thereof:

“The term “Base Operating Year” shall mean calendar year 2005.”

b.   As of the Early Renewal Date, the last sentence of Section 3.02 of the Lease is deleted in its entirety, and the following new sentence is inserted in place thereof:

“Notwithstanding the foregoing, Tenant shall have no obligation to make any Operating Payment with respect to the period from January 1, 2005 through December 31, 2005.”

c.   As of the Early Renewal Date, the following new Section 3.05 is added to the Lease:

“3.05   Controllable Operating Expense Cap.   Notwithstanding anything to the contrary in this Section 3, Tenant shall not be obligated to pay to Landlord its Pro Rata Share of increases in Operating Expenses for the property to the extent that such increases exceed six percent (6%) of the previous calendar year's Operating Expenses for the property provided, however, that there shall be no limitation on the payment by Tenant of increases in such expenses that cannot be controlled by Landlord (e.g., utility costs, insurance costs, real property tax increases and any other costs that are beyond Landlord's reasonable control). The foregoing limitations shall be applied separately during each year of the Lease Term. If such expenses have increased by more than six percent (6%) in a previous calendar year and by less than six percent (6%) in a subsequent calendar year, Landlord shall have the right to pass through to Tenant the increase Landlord was unable to pass through in the previous calendar year in the subsequent calendar year provided that Landlord does not exceed in any year a maximum increase of six percent (6%). For example, assume that such expenses, other than utilities, insurance, taxes and any other costs beyond the reasonable control of Landlord (the "Controllable Expenses") for the calendar year 2006 increased by ten percent (10%). Assume further that said Controllable Expenses in the calendar year 2007 increased by one percent (1%). In this event, Tenant's Share of Controllable Expenses increases could be increased by six percent (6%) in 2006 and by five percent (5%) in 2007.”

8.   Security Deposit.

a.   Landlord hereby acknowledges that it currently holds Irrevocable Letter Of Credit No. 290 issued by Potomac Valley Bank (the "Security Deposit Letter of Credit") delivered to Landlord by Tenant pursuant to the terms of the Lease. The parties hereto agree that upon full execution hereof, Landlord will promptly return the Security Deposit Letter of Credit to Tenant. From and after the date of full execution hereof, any reference in the Lease to the Security Deposit shall mean the Security Deposit described in subparagraph 8(c), below.

b.   Upon Tenant's execution of this Third Amendment, Tenant shall deposit with Landlord the sum of Thirty-One Thousand Nine Hundred Fourteen and 00/100 Dollars ($31,914.00) as security for Tenant's faithful performance of Tenant's obligations as security for the full and timely payment and performance of the Tenant’s obligations under the Lease pursuant to Section 1.01(N) of the Lease (as amended hereby).

c.   As of the date Tenant deposits the Thirty-One Thousand Nine Hundred Fourteen and 00/100 Dollars ($31,914.00) with Landlord, Section 1.01(N) of the Lease shall be deleted in its entirety, and the following new Section 1.01(N) shall be inserted in place thereof:

“(N) “Security Deposit” shall mean the amount of Thirty-One Thousand Nine Hundred Fourteen and 00/100 Dollars ($31,914.00).”

d.   As of the date hereof, Section 4.08 of the Lease is deleted in its entirety and the following new Section 4.08 inserted in place thereof:

“Section 4.08  Security Deposit.   Tenant shall deliver to Landlord at the time it executes this Lease the Security Deposit set forth in Section 1.01(N) as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said Security Deposit separate from its general accounts. If Tenant performs all of Tenant's obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit. Tenant acknowledges that the Security Deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant's default. Tenant hereby waives the provisions of any law which is inconsistent with this Section 4.08.”

9.    Tenant Improvements; Alterations.

a.   Tenant hereby acknowledges that Landlord has met all of its obligations, if any, to construct tenant improvements for the Premises pursuant to the Lease. Landlord shall have no obligation to construct any tenant improvements to the Premises on behalf of Tenant during the Extended Term.

b.   Tenant shall refurbish the Premises (hereinafter referred to as "Refurbishments") in accordance with the plans to be prepared by Tenant and reasonably approved in final form by Landlord. The Refurbishments shall include, without limitation, repainting the Premises and installing new carpet throughout the Premises. In connection thereto, Landlord hereby grants to Tenant a "Refurbishment Allowance" of up to Ten and No/100 Dollars ($10.00) per square foot of space in the Premises (i.e., 14,194 square feet multiplied by $10.00 = $141,940.00), which Refurbishment Allowance shall be used only in connection with the cost of the Refurbishments. The Refurbishments shall be made and done in a good and workmanlike manner and with new materials satisfactory to Landlord by a contractor reasonably approved by Landlord in compliance with all of the terms and conditions of the Lease, and such Refurbishments shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Term of the Lease; provided, however, at the expiration of the Term, Landlord may require the removal of any Refurbishment installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant's expense.

c.   The Refurbishment Allowance shall be disbursed to Tenant not more frequently than once per month based on disbursement requests submitted by Tenant to Landlord and certified by Tenant's architect. Such disbursement request shall set forth the total amount incurred, expended and/or due for each requested item less prior disbursements and a description of the work performed, and materials supplied and/or costs incurred or due with respect to each item for which disbursement is requested. Each such disbursement request shall be accompanied by invoices, vouchers, statements, affidavits, payroll records and/or other documents reasonably requested by Landlord, which substantiate costs incurred to justify such a disbursement, together with lien waivers for those contractors and materialmen providing construction services or materials. In addition, the disbursement shall be subject to inspection and approval of completed work by Landlord's construction engineer. In the event that the cost of the Refurbishments shall exceed Ten and No/100 Dollars ($10.00) per square foot of space in the Premises (i.e., 14,194 square feet multiplied by $10.00 = $141,940.00), then the cost of the Refurbishments shall include a construction supervisory fee equal to one percent (1%) of the hard cost of the Refurbishments payable to Landlord for the supervision of the construction of the Refurbishments; otherwise, no construction supervisory fee shall be payable in connection with the Refurbishments. In the event the cost of the Refurbishments exceeds the Refurbishment Allowance, Tenant shall pay from another source of funds the amount by which the cost of the Refurbishments exceeds the Refurbishment Allowance prior to any disbursement of the Refurbishment Allowance by Landlord. In the event the actual cost of the Refurbishments is less than the Refurbishment Allowance, then the unused portion of the Refurbishment Allowance shall not be paid or refunded to Tenant, but shall be available to Tenant as a credit against the next (following completion of the Refurbishments, if any) installments of Base Rent payable hereunder. The Refurbishment Allowance must be expended by Tenant on or before December 31, 2007. If the Refurbishment Allowance is not expended on or before December 31, 2007, the Refurbishment Allowance shall no longer be available to Tenant and Landlord shall have no further obligation to provide such Refurbishment Allowance to Tenant, provided, however, that at any time prior to December 31, 2007, and after Tenant has (i) completed the painting and carpet installation described in Section 9(b), above, and (ii) expended from the Refurbishment Allowance a minimum of Four and No/100 Dollars ($4.00) per square foot of space in the Premises (i.e., 14,194 square feet multiplied by $4.00 = $42,582.00) on the Refurbishments (which expenditure may include the foregoing paint and carpet installation), Tenant may elect to apply any remaining unused portion of the Refurbishment Allowance as a credit against installments of Base Rent next payable hereunder.

d.   Notwithstanding anything to the contrary set forth in Section 2.03 of the Lease, Tenant shall not be required to remove any Alterations at the expiration or sooner termination of the Term; provided, however, that Tenant may remove the Alterations to the extent that the same can be removed without causing material damage, and provided further that Tenant shall restore the Premises to their prior condition at Tenant’s sole expense.

e.   To the extent that the Landlord receives any notice from a governmental entity that the third floor common area of the Building is in violation of any requirement of the Americans with Disabilities Act ("ADA") and the Landlord is obligated pursuant to a final determination to undertake action in order to comply with ADA, then in such event Landlord agrees to undertake such remedial action. If such requirement was in effect as of the date hereof and such violation existed as of the date hereof, Landlord shall be responsible for the cost of curing such violation. If such requirement was not in effect as of the date hereof or such violation did not exist as of the date hereof, then the cost of curing such violation shall be included in Operating Expenses. To the extent that such notice requires action with regard to Tenant's particular use of the Premises, Tenant shall be obligated to undertake such action at Tenant's sole cost and expense. Tenant shall be solely responsible, at Tenant's sole cost and expense, for complying with all requirements of the ADA which relate to the interior of the Premises.

f.   If Landlord fails to respond in writing to Tenant's proper written request for Landlord's approval of any proposed Refurbishments, or of any contractor (in either case, a "First Request") within ten (10) days following Landlord's receipt of the First Request, then Tenant shall send to Landlord a second written request for Landlord's approval (the "Second Request") which such Second Request shall contain a statement in bold letters of a large font at the top such document stating that "Landlord's failure to respond to this document within five (5) business days will constitute Landlord's deemed approval of the Alterations [or contractor] requested herein." If Landlord fails to respond to the Second Notice within five (5) business days following Landlord's receipt of the Second Notice, then such failure shall be deemed to constitute Landlord's approval of the Alteration.  The First Request and the Second Request shall include, and Landlord's response period contained in the foregoing sentences shall not commence, unless and until Landlord has received from Tenant all of the information reasonably necessary for the evaluation of Tenant’s written requests.

10.   Signage.   Landlord will provide, at Landlord’s sole cost and expense, suite entry signage and Building directory signage. The design, size, location and materials of such signage shall be in accordance with Landlord's standard Building signage package. The cost of any changes in the Building standard graphics on the door to the Premises or the Building directory following their initial installation are subject to Landlord's approval and shall be paid by Tenant, at Tenant's sole cost and expense.

11.   Access.

a.   Subject to the other terms and conditions of the Lease, Landlord shall provide Tenant with reasonable access to the common areas of the Building and to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year. Notwithstanding the foregoing, Tenant acknowledges and agrees that repairs, hazardous conditions and other circumstances beyond Landlord's control may prevent access to the common areas of the Building and to the Premises from time to time.

b.   Landlord shall maintain the current level of security at the Building existing as of the date hereof. Additional keycards shall be provided to Tenant at Tenant’s expense.

12.   Option to Terminate.

a.   Provided that Tenant is not in default at the time of Tenant's exercise of the Option (defined hereinafter) or as of the Termination Date (as defined hereinafter), Tenant shall have the option to terminate this Lease (the “Option”). The termination date shall be either December 31, 2009, or December 31, 2011 (as the case may be, the "Termination Date"). Tenant shall provide to Landlord not less than two hundred seventy (270) days prior to the applicable Termination Date (the "Notice Date"), a written notice of the exercise of the Option to terminate the Lease, time being of the essence. Such notice shall be given in accordance with Section 8.04 of the Lease, as hereby amended. If notification of the exercise of the Option is not so given and received, the Option granted hereunder shall automatically expire. As a condition to the effectiveness of this Option, Tenant shall pay to Landlord an amount equal to one hundred percent (100%) of all unamortized brokerage fees and tenant improvement costs as of the Termination Date (the “Termination Payment”) (as detailed by Landlord in a written statement), payable as follows: (i) fifty percent (50%) of the Termination Payment shall be paid on the Notice Date, and (ii) the remaining fifty percent (50%) of the Termination Payment shall be paid on or before the Termination Date. The Termination Payment is in addition to payment by the Tenant of all other amounts payable by Tenant to Landlord pursuant to the Lease prior to the Termination Date.

b.   The Option granted to Tenant herein is personal to the original Tenant (which for purposes of this Paragraph shall include any entity which owns Tenant or is the purchaser in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant) and may be exercised only by the original Tenant while occupying the entire Premises. The Option is not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned, or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option. Tenant shall have no right to exercise the Option if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the Option because Tenant is in default under the Lease.

13.   Right of First Offer.   Provided Tenant is not in default hereunder beyond any applicable cure periods at the time of Tenant's exercise of the Expansion Option (as hereinafter defined) or at the commencement of the Option term, and subject to Landlord's right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and all other options existing as of the date hereof held by tenants of the Building, Tenant shall have the right of first offer (the “Expansion Option”) with respect to any space on the third (3rd) floor of the Building and which is vacant or becomes vacant and which is contiguous to the Premises (the "Option Space"). Prior to leasing any of the Option Space, Landlord shall give Tenant written notice of its intent to lease the Option Space. Tenant may exercise such right only as to all of the Option Space described in the Landlord's notice, and not to merely a part of such Option Space. Tenant shall have ten (10) business days in which to provide Landlord with written notice of its election to exercise such right. Such notice shall be given in accordance with Section 8.04 of the Lease, as hereby amended. The Base Rent payable for the Option Space shall be ninety-five percent (95%) of the Fair Market Rental of the Option Space as of the commencement date of the Lease with respect to the Option Space, and the Term of the Lease with respect to the Option Space shall be coterminous with the Term of the Lease as to the Premises, it being understood that the "Fair Market Rental" shall take into account the length of the Option term. If the parties are unable to agree on "Fair Market Rental", the provisions of Paragraph 14(b) of this Third Amendment shall apply. If Tenant does not give Landlord written notice of its election to lease such Option Space within the ten (10) business day period, Landlord shall thereafter be free to lease such Option Space to a third party on any terms and conditions that Landlord shall select, with no further obligation to Tenant. In the event that Landlord offers any space to Tenant pursuant to this right of first offer, and Tenant elects not to lease the space, the space so offered shall no longer be subject to this right of first offer, and thereafter Landlord shall not be obligated to offer said space to Tenant. Upon determination of the terms applicable to the Option Space, the parties shall promptly execute an amendment to this Lease stating the terms so determined.

14.   Option to Renew.

a.  Provided that Tenant is not in default beyond any applicable cure period at the time of Tenant’s exercise of the Option or at the commencement of the applicable Option term, Tenant shall have two (2) Options to renew the Lease (each an “Option Period”) as follows: the “First Option Period” and the “Second Option Period” shall each be for a period of five (5) years. Tenant shall provide to Landlord on a date which is prior to the date that the applicable Option Period would commence (if exercised) by at least one hundred eighty (180) days and not more than two hundred seventy (270) days a written notice of the exercise of the Option to extend the Lease for the additional Option Period, time being of the essence. Such notice shall be given in accordance with Section 8.04 of the Lease. If notification of the exercise of the Renewal Option is not so given and received, the Renewal Options granted herein shall automatically expire. Base Rent applicable to the Premises for each Option Period shall be equal to ninety-five percent (95%) of the Fair Market Rental, as defined hereinafter. All other terms and conditions of the Lease shall remain the same, except that upon the exercise of the first Renewal Option, Tenant shall have only one (1) remaining Renewal Option, and upon the exercise of the second Renewal Option, Tenant shall have no further Renewal Options.

b.   If the Tenant exercises a Renewal Option, the Landlord shall determine the Fair Market Rental for such Option Period by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within fifteen (15) days after Tenant exercises its Renewal Option. Tenant shall have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the new base rent within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such Fair Market Rental, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date") then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the state of Maryland and who specializes in the field of commercial office space leasing in the Rockville, Maryland market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party. Such two individuals shall each determine within ten (10) days after their appointment such base rent. If such individuals do not agree on base rent, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above. If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Maryland Board of Realtors. In the event the Maryland Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Montgomery County, Maryland. The third individual shall within ten (10) days after his or her appointment make a determination of such base rent. The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the base rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

   c.   The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance (but any broker retained by Tenant or Landlord pursuant to subparagraph (b) above shall be entitled to consider typical tenant improvement allowances or refurbishment allowances paid for similar space in connection with lease renewals in making his determination of the Fair Market Rental). The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the Option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the Option period.

15.   Notices.

a.   Effective as of the date hereof, Section 1.01(G) of the Lease is deleted in its entirety and the following Section 1.01(G) is substituted in place thereof:

“(G) “Landlord’s Notice Address” shall mean:

PRIM Rockville Pike, LLC
c/o McShea & Company, Inc.
One Bank Street, Suite 300
Gaithersburg, Maryland 20878
Attention: Ms. Laurie Craft

with a copy to:

TA Associates Realty
28 State Street
Boston, Massachusetts 02109
Attention: Ms. Kimberly Hourihan”

b.   Effective as of the date hereof, Section 1.01(M) of the Lease is deleted in its entirety and the following Section 1.01(M) is substituted in place thereof:

“(M) “Rent Payment Address” shall mean:

PRIM Rockville Pike, LLC
c/o McShea & Company, Inc.
One Bank Street, Suite 300
Gaithersburg, Maryland 20878
Attention: Ms. Mary McCarthy”

16.  Brokers.   Landlord and Tenant each represent and warrant to the other party that it has not dealt with any realtor, broker, agent or finder in connection with this Third Amendment other than McShea & Company, Inc. and CRESA Partners (the "Brokers"). Landlord shall pay a commission to the Brokers in accordance with the terms of a separate agreement between Landlord and the Brokers. Each party shall indemnify and hold harmless the other party from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with the indemnifying party in connection with this Third Amendment.

17.  Reaffirmation of Terms.   Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

18.  Representations.   Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this Third Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Third Amendment.

19.  Counterpart Copies.   This Third Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Third Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD:

PRIM ROCKVILLE PIKE, LLC, a Delaware limited liability company, Manager

By:	TA Realty LLC, a Massachusetts limited liability company, Manager

By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member

By:	/s/ Kimberly M. Hourihan

TENANT:

EDGAR ONLINE, INC., a Delaware corporation

By:	/s/ GREG D. ADAMS

Its: COO AND CFO